Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is entered into as of December 16, 2011 (the “Effective Date”) by and between BOULDER HILL MINES INC., a Idaho corporation (“Seller”) and FIRST COLOMBIA GOLD CORP., a Nevada corporation (“Buyer”).

RECITALS

The Seller intends by this Agreement to sell to Buyer the Seller’s undivided 100% of the right, title and interest of Seller in and to certain unpatented mining claims situated in Lincoln County, Montana (subject to 2% NSR due to Jim Ebisch), and more particularly described in Exhibit “A” attached hereto.

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, the parties agree as follows:

 1.   PROPERTY SOLD.   Seller agrees to sell, and Buyer agrees to buy, the properties set forth on Exhibit “A” (the “Properties”) hereto and by this reference incorporated herein on the terms and conditions set forth in this Agreement.  Buyer does not and will not assume any obligation or liability of Seller, and Buyer will not, and shall not be deemed to, assume or otherwise succeed to, any obligation or liability, even if imposed upon Buyer as a successor in interest to the Property, except as expressly provided in this Agreement.

2.   PURCHASE PRICE AND TERMS.  The Buyer shall pay the Seller the “Purchase Price,” consisting of the following: (a) $25,000 within five days of the Effective Date payable in cash or  500,000 restricted shares of the Buyer’s common stock, based on the conversion price of $0.05 per share, at the Seller’s option; (b) $25,000 cash payable within twelve (12) months of the Effective Date; and (c) $25,000 cash payable within twenty four (24) months of the Effective Date.

3.1         Representations and Warranties of Seller. As of the Effective Date, Seller warrants and represents to the Buyer that:

a)
it is a corporation duly incorporated and in good standing in its state of incorporated and is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

b)
it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all actions required to authorize it to enter into and perform this Agreement have been properly taken;

c)	it will not breach any other agreement or arrangement by entering into or performing this Agreement;

d)	it is not subject to any governmental order, judgment, decree, debarment, sanction or laws that would affect it or the Property; and

e)	this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

3.2           Representations and Warranties of Buyer. As of the Effective Date, Buyer warrants and represents to the Seller:

a)
it is a corporation duly organized and in good standing in the state of Nevada and is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

b)
it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all actions required to authorize it to enter into and perform this Agreement have been properly taken;

c)	it will not breach any other agreement or arrangement by entering into or performing this Agreement;

d)	it is not subject to any governmental order, judgment, decree, debarment, sanction or laws that would preclude it from entering into this Agreement; and

e)	this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

3.3           Representations and Warranties as to Properties. As of the Effective Date, the Seller makes the following representations and warranties to the Buyer:

a)
With respect to unpatented mining claims located by the Seller included within the Properties, except as provided in the exhibits to the deeds by which the Properties will be conveyed and subject to the paramount title of the United States: (i) the unpatented mining claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) the claims are free and clear of any encumbrances or defects in title; and (vii) Seller has no knowledge of conflicting mining claims.

b)
With respect to unpatented mining claims not located by Seller, but which are included within the Properties, except as provided in the exhibits to the deeds by which the Properties will be conveyed and subject to the paramount title of the United States: (i) the claims are free and clear of any encumbrances or defects in title; and (ii) the Seller has no knowledge of conflicting mining claims.

c)
With respect to the Properties, there are no pending or threatened actions, suits, claims or proceedings, and there have been no previous transactions affecting its interests in the Properties which have not been for fair consideration.

d)	The Seller has not received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any laws.

The representations and warranties set forth above shall survive the execution and delivery of any documents of transfer provided under this Agreement.

3.4           Disclosures.   The Seller represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement or the exhibits hereto, which should be disclosed to the Buyer in order to prevent the representations and warranties in this Article from being materially misleading.

3.5           Indemnity.    Seller shall indemnify, defend and save harmless the Buyer and its partners, directors, members, shareholders, affiliates, managers, employees and agents, from, against, for and in respect of the following:  (i) and all liabilities and obligations of the Seller not specifically assumed by Buyer pursuant to this Agreement; (ii) any damages, losses, obligations, liabilities, claims, actions or causes of action (“Loss”) sustained or suffered by Buyer and arising from a breach of any representation or warranty or any covenant or agreement of Seller contained in or made pursuant to this Agreement, or in any certificate, instrument or agreement delivered by any Seller pursuant hereto or in connection with the transactions contemplated hereby; and (iii) all reasonable costs and expenses (including, without limitation, reasonable attorneys’, accountants’ and other professional fees and expenses) incurred by Buyer in connection with any Loss.

4.             CLOSING.

a)
Seller shall deliver to Buyer bargain and sale deeds in the form of Exhibit “B” attached hereto at closing (“Closing”).  The Seller shall also deliver a non-foreign affidavit and other documents and affidavits required for the transfer of the Property and the recording of the deeds, as well as any other such documents as Buyer shall reasonably request in order to carry out the intentions of this Agreement.

b)	The Buyer shall deliver to the Seller the consideration as described in Paragraph 3, above.

c)	The Closing shall be on or before December 20, 2011 at 10:00 am.

d)	The Buyer will receive the deeds and will be responsible to pay all recording and other costs to be incurred in connection with the transfer of the Property to the Buyer.

5.             POSSESSION.  Possession of the Property shall be delivered to Buyer on Closing free and clear of any liens or encumbrances except for any ownership interest of Buyer therein.

6.             INVESTMENT REPRESENTATIONS.  Seller is an accredited investor as that term is defined in Rule 501(a) of Regulation D as adopted by the Securities and Exchange Commission, and is acquiring shares of Buyer common stock (“Buyer Shares”) for its own accounts for purposes of investment and not with a view to distribution thereof within the meaning of the Securities Act of 1933 or in violation of the registration requirements of the Securities Act of 1933 or any state securities law. Seller will refrain from transferring, alienating or otherwise disposing of the Buyer Shares or any interest therein in such a manner as to cause there to be any violation of the registration requirements of the Securities Act of 1933 or any state securities law. Seller further understand that the Buyer Shares have not been registered under the Securities Act of 1933 and may not be transferred except in compliance therewith. Seller has reviewed the reports filed by Buyer with the SEC and has obtained such other information about Buyer from such other sources as any of them has required to be fully-informed regarding the business, assets, financial condition, results of operations, managements, and risks attendant to the acquisition and ownership of the Buyer Shares.

7.             TIME OF ESSENCE.  Time is of the essence hereof.  If any payment due hereunder is not paid, honored or tendered when due, or if any other obligation hereunder is not performed or waived as herein provided, the aggrieved party shall give written notice to the other party of a dispute and its nature.

8.              ENTIRE AGREEMENT, MODIFICATION, SURVIVAL.  This Agreement constitutes the entire contract between the parties relating to the sale of these Properties, and any prior agreements pertaining thereto, whether oral or written, have been merged and integrated into this contract. No subsequent modification of any of the terms of this contract shall be valid, binding upon the parties, or enforceable unless made in writing and signed by the parties.  Any representation or warranty contained herein as well as any obligation in this Agreement that, by its terms, is intended to be performed after termination or Closing shall survive the same.

9.              NOTICE, DELIVERY AND CHOICE OF LAW.

a)	Physical Delivery. All notices must be in writing. Any notice shall be effective when received by the Party to whom the notice is directed.

b)
Electronic Delivery. As an alternative to physical delivery, any signed document and written notice may be delivered in electronic form by facsimile or email.  Documents with original signatures shall be provided upon request of any party.

c)	Choice of Law. This contract and all disputes arising hereunder shall be governed by the laws of the State of Nevada.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

BOULDER HILL MINES INC.		FIRST COLOMBIA GOLD CORP.

	/s/ Raymond DeMotte		/s/ Tony Langford
By:	Raymond DeMotte	By:	Tony Langford
Its:	Vice President	Its:	Chief Executive Officer

EXHIBIT A

The following are a description of the mineral claims for which Seller’s undivided 100% of the right, title and interest in such mineral claims, all of which are situated in Lincoln County, Montana, have been sold to Buyer under the Agreement.

Title Number	Status	Titleholder	% Ownership	Registration
Shannon 1	Current	Boulder Hill	100%	Boulder Hill
Shannon 2	Current	Boulder Hill	100%	Boulder Hill
Shannon 3	Current	Boulder Hill	100%	Boulder Hill

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EXHIBIT B

Form of Quit Claim Deed

THIS INDENTURE, made this ___day of December 2011 between Boulder Hill Mines, Inc. party of the first part, and First Colombia Gold Corp., party of the second part,;

WITNESSETH, that the said party of the first part, for valuable consideration received, the receipt whereof is hereby acknowledged, does hereby forever quitclaim, convey, remit and release unto said party of the second part, all of the first party’s right, title and interest in the following group of lode mining claims located in Lincoln County, Montana, Section 15, T29, R27W, MPM, with claim names: Shannon 1, Shannon 2 and Shannon 3.

TO HAVE AND TO HOLD, THE SAME UNTO THE SAID PARTY OF THE SECOND PART FOREVER

IN WITNESS WHEREOF, the said party of the first part has hereunto set its hand the day and year first above written.

BY:  _______________________________________________

B - 1